Exhibit 99.1

NOTICE OF BLACKOUT PERIOD

To:	Directors and Executive Officers of Expedia, Inc.

Re:	Notice of Expected Imposition of Blackout Period Relating to Expedia Stock

Date:	November 18, 2011

In connection with the spin-off of TripAdvisor, Inc. (the “spin-off”) and the reverse stock split of the common stock of Expedia, Inc. (“Expedia”), a short “blackout period” will be imposed under the Expedia Retirement Savings Plan (the “Plan”). During the blackout period, participants in the Plan will be temporarily unable to effect certain transactions involving the Expedia Stock Fund within the Plan, including making investment exchanges into or out of, or taking distributions or loans of money invested in, Expedia common stock in the Expedia Stock Fund. The Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission regulations require that Expedia directors and executive officers generally be prohibited from engaging in most transactions involving Expedia equity securities (including options and other derivatives based on Expedia stock) during this blackout period.

The blackout period is currently expected to begin during the calendar week of December 11, 2011 and end during the calendar week of December 18, 2011. You can obtain information regarding the status of the expected blackout period, including beginning and ending dates, by contacting Bob Dzielak at (425) 679-3644, or at bdzielak@expedia.com.

Generally, during the blackout period, you are prohibited from directly or indirectly purchasing, selling or otherwise transferring any equity security of Expedia that you acquired in connection with your service as a director or executive officer. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but also include any transaction relating to Expedia equity securities in which you have a pecuniary interest. Dispositions of equity securities by Expedia in order to effectuate the spin-off and reverse stock split are excluded from the trading restrictions. Securities acquired outside of your service as a director or executive officer (such as shares acquired when you were an employee but not yet an executive officer or shares acquired before you became an Expedia director) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

The following are examples of transactions that you may not engage in during the blackout period:

•	exercising stock options granted to you in connection with your service as a director or executive officer;
•	selling Expedia stock that you acquired by exercising options; and
•	selling Expedia stock that you originally received as a restricted stock grant.

If you engage in a transaction that violates these rules and the blackout period is subject to the requirements of the Sarbanes-Oxley Act, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

We expect that the blackout period will occur during a closed window under the Expedia Securities Trading Policy. Accordingly, you are prohibited from trading in Expedia securities under Company policy in addition to the regulations described above.

The rules summarized in this notice are complex and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe.

Please contact Bob Dzielak at (425) 679-3644, or at bdzielak@expedia.com if you have any questions.